                                                                  Exhibit 3(i).2

                            Certificate of Amendment

                                       of

                Amended and Restated Certificate of Incorporation

                                       of

                                BNS HOLDING, INC.

                Under Section 242 of the General Corporation Law

      It is hereby certified that:

      1.    The   name  of  the   corporation   is  BNS   Holding,   Inc.   (the
"Corporation").

      2.    The Amended and  Restated  Certificate  of  Incorporation  is hereby amended by adding the following immediately after article FOURTH B:

            "FOURTH C: Effective August 13, 2007 and without regard to any other provision of this Amended and Restated Certificate of Incorporation, each  one (1)  share  of  Class A Common  Stock,  either  issued  or outstanding or held by the  Corporation as treasury  stock,  and any fractional  share held by any shareholder who holds in excess of one
            (1)  share  immediately  prior to the time  this  amendment  becomes effective shall and is hereby automatically reclassified and changed
            (without  any further  act) into two hundred  (200)  fully-paid  and nonassessable  shares of Class A Common  Stock (or,  with respect to fractional  shares,  such  lesser  number of shares  and  fractional shares  as may be  applicable  based  upon  such  200-for-1  ratio), without  increasing  or decreasing  the amount of stated  capital or paid-in  surplus of the  Corporation,  provided  that no  fractional shares of Class A Common Stock shall be issued."

      3.    This  amendment  shall be  effective  as of 9:01 A.M.  of August 13,
2007.

      4.    The amendment of the certificate of  incorporation  herein certified has been duly adopted in  accordance  with the  provisions of Section 242 of the
General Corporation Law of the State of Delaware.

      IN WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Amendment  of the  Amended  and  Restated  Certificate  of  Incorporation  to be
executed on this 10th day of August, 2007.

                                    BNS HOLDING, INC.

                                    /s/ Kenneth Kermes
                                    --------------------------------------------
                                    Name: Kenneth Kermes
                                    Title: President